UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	November 25, 2013

Ener-Core, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-173040	45-0525350
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9400 Toledo Way Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	949-616-3300

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)	Appointment of New Director

Effective as of November 22, 2012, the registrant’s Board of Directors (the “Board”) appointed Bennet P. Tchaikovsky to the Board to serve as an independent director, as such term is defined in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended. The Board determined that Mr. Tchaikovsky possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission. As such, the Board also appointed Mr. Tchaikovsky to serve as the chairman of the Board’s audit committee.

Mr. Tchaikovsky accepted the foregoing appointments pursuant to an offer letter from the registrant dated November 10, 2013, which provides for an option under the registrant’s 2013 Equity Award Incentive Plan to purchase 250,000 shares of the registrant’s common stock at an exercise price equal to the per share closing price on November 25, 2013, being the fair market value on such date. In addition, Mr. Tchaikovsky will be entitled to reimbursement for reasonable travel expenses incurred to attend meetings of the Board, as well as to indemnity in his capacity as a director. The offer letter also contemplates an annual director’s fee of $40,000 commencing sometime next year, subject to review by the Compensation Committee and approval by the Board and stockholders as appropriate.

In connection with the option provided by the offer letter, the registrant and Mr. Tchaikovsky entered into a stock option agreement dated as of November 25, 2013. The agreement provides for the option to vest as follows: (i) 1/4 of the total number of shares after twelve months from the grant date, and (ii) 1/48 of the total number of shares each month thereafter.

Copies of the foregoing offer letter and stock option agreement are attached hereto as Exhibits 99.1 and 99.2.

Bennet P. Tchaikovsky became one of our directors and chairman of our audit committee on November 25, 2013. From April 2010 through August 2013, Mr. Tchaikovsky served as the Chief Financial Officer of VLOV Inc. (“VLOV”), a China-based clothing designer and distributor that was also a U.S publicly traded company. From September 2009 to July 2011, Mr. Tchaikovsky served as Chief Financial Officer of China Jo-Jo Drugstores, Inc. (“CJJD”), where he also served as a director from August 2011 through January 2013.  CJJD is a U.S. public company operating a chain of pharmacies in China.  From May 2008 to April 2010, Mr. Tchaikovsky served as the Chief Financial Officer of Skystar Bio-Pharmaceutical Company (“SKBI”), which he performed on a part-time basis. SKBI is a U.S. public company that manufactures and distributes veterinary medicines and related products in China, and Mr. Tchaikovsky assisted the company primarily with preparing its financial statements and other financial reporting obligations. From March 2008 through November 2009, Mr. Tchaikovsky was a director of Ever-Glory International Group (“EVK”), and served on the audit committee as chairman and on the compensation committee as a member. EVK is a U.S. public company and apparel manufacturer based in China. From December 2008 through November 2009, Mr. Tchaikovsky was a director of Sino Clean Energy, Inc, (“SCEI”) and served on the audit committee as chairman and on both the compensation and nominating committees as members. SCEI was a U.S. public company and manufactures a coal fuel substitute in China. None of the foregoing companies is related to or affiliated with us. Mr. Tchaikovsky is a licensed Certified Public Accountant and an inactive member of the California State Bar. He received a B.A. in Business Economics from the University of California at Santa Barbara, and a J.D. from Southwestern University School of Law.

There is no family relationship between Mr. Tchaikovsky and any of the registrant’s current directors, executive officers or persons nominated or charged to become directors or executive officers, or those of the registrant’s subsidiary. There are no transactions between the registrant and Mr. Tchaikovsky that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

Effective November 25, 2013, the Board adopted charters for its audit, compensation and nominating committees. The committees currently have no members other than Mr. Tchaikovsky’s appointment to the audit committee as described in Item 1.01 above and the appointment of Stephen L. Johnson, another of our directors, to the compensation committee as its chairman.

Item 9.01	Financial Statement and Exhibits.

(d)	EXHIBITS

Exhibit Number	Description
99.1	Offer Letter from the Registrant to Bennet P. Tchaikovsky dated November 10, 2013.
99.2	Stock Option Agreement between the Registrant and Bennet P. Tchaikovsky dated November 25, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENER-CORE, INC.
Date:	November 26, 2013	(Registrant)

		By:	/s/ Alain J. Castro
Alain J. Castro
Chief Executive Officer